Exhibit 99.2

Adjusted earnings before income taxes, interest, depreciation and amortization

Earnings before income taxes, interest, depreciation and amortization (“EBITDA”) represent the sum of income before income taxes, interest, depreciation and amortization. We understand that certain industry analysts and investors generally consider EBITDA to be one measure of the liquidity of a company, and it is presented to assist analysts and investors in analyzing the ability of a company to generate cash, service debt and meet capital requirements. We believe increased EBITDA is an indicator of improved ability to service existing debt and to satisfy capital requirements. EBITDA, however, is not a measure of financial performance under accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as a measure of operating performance or to cash liquidity. Because EBITDA is not a measure determined in accordance with accounting principles generally accepted in the United States of America and is thus susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other corporations.

Net cash provided by (used in) operations for the three and nine months ended March 31, 2006 and 2005, respectively, is shown below. SHL and HealthMont Facilities Adjusted EBITDA is the EBITDA for those facilities but does not include an allocation of corporate overhead.

	Three Months Ended March 31,		Nine Months Ended March 31,
	2006	2005	2006	2005
SHL Facilities Adjusted EBITDA	$3,639	$3,536	$10,338	$8,582
HealthMont Facilities Adjusted EBITDA	480	1,114	1,772	1,413
Corporate overhead costs	(1,109)	(1,122)	(3,440)	(3,198)
Depreciation and amortization	866	654	2,418	1,877
Taxes and interest expense	(277)	(245)	(799)	(816)
Other non-cash expenses and net changes in operating assets and liabilities	(3,760)	(2,456)	(8,675)	(9,208)

Net cash provided by (used in) operations	$(161)	$1,481	$1,614	$(1,350)